UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2008

DG FASTCHANNEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West John Carpenter Freeway, Suite 700 Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets

On October 2, 2008, DG FastChannel, Inc. (the “Company”)  issued a press release announcing that it had completed its acquisition of Enliven Marketing Technologies Corporation (“Enliven”) in a stock-for-stock transaction valued at approximately $71.0 million, inclusive of the assumption of approximately $5.0 million of Enliven’s debt. The acquisition was completed pursuant to the Agreement and Plan of Merger, dated as of May 7, 2008, by and among the Company, DG Acquisition Corp. VI., a wholly-owned subsidiary of the Company, and Enliven, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated September 4, 2008, by and among the Company, DG Acquisition Corp. VI. and Enliven.  Under the terms of the amended merger agreement, each outstanding share of Enliven common stock was converted into the right to receive 0.033 shares of the Company common stock.  In the aggregate, the Company is issuing approximately 2.9 million shares of its common stock (exclusive of the approximately 10.75 million Enliven shares already owned by the Company).  Following the completion of the merger, the Company has approximately 20.9 million shares of common stock outstanding and Enliven has become a wholly-owned subsidiary of the Company.

Enliven stockholders approved the transaction at a special meeting of stockholders held September 24, 2008.

A press release announcing this information was released on October 2, 2008 and is included as Exhibit 99.1 to this Form 8-K.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the amended merger agreement the Company’s Board of Directors is being increased from seven to eight members, with Harvey D. Weatherson, a former Enliven Board member, joining the Company’s Board of Directors.

Harvey D. Weatherson joined Enliven’s Board of Directors in October 2005 after serving from 2000 to 2002 as Vice President of North America Operations & Strategy for Hewlett-Packard Company where he was responsible for all activities related to business and sales operations, call centers and eCommerce in the United States.  From 1994 to 1999, Mr. Weatherson served in a number of senior executive positions at Compaq Computer Corporation, including President of Compaq Canada following Compaq’s acquisition of The Tandem Computer Company and President of Compaq Federal in Washington, D.C., following Compaq’s acquisition of The Digital Equipment Corporation.  Prior to joining Compaq, from 1990 to 1993, Mr. Weatherson was Chief Executive Officer of The Navy Exchange System, a full-line retail services company operated by the U.S. Navy, with $2 billion in annual sales, 130 stores and 24,000 employees.  From 2003 to May 2004, Mr. Weatherson served as Chairman, President and CEO of GovConnection, Inc., a subsidiary of PC Connection, Inc.  Since May 2004 and continuing through the present, Mr. Weatherson serves on the Board of Directors of PC Connection, Inc. and as Chairman of its Compensation Committee.

Item 9.01      Exhibits and Financial Statements

(a)   Financial statements of businesses acquired.

Consolidated balance sheets of Enliven Marketing Technologies Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the three years ended December 31, 2007 is included as Exhibit 99.2.

Unaudited consolidated balance sheet of Enliven Marketing Technologies Corporation as of June 30, 2008 and related consolidated statements of operations, and cash flows for the six months ended June 30, 2008 is included as Exhibit 99.3.

(b)   Pro forma financial information.

Combined company unaudited pro forma condensed consolidated financial statements as of June 30, 2008 and for the year ended December 31, 2007 is included as Exhibit 99.4.

(c)   Not applicable

(d)   Exhibits

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Press release, dated October 2, 2008.

99.2

Consolidated balance sheets of Enliven Marketing Technologies Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007.

99.3

Unaudited consolidated balance sheet of Enliven Marketing Technologies Corporation as of June 30, 2008 and related consolidated statements of operations for the three and six months ended June 30, 2008 and 2007 and cash flows for the six months ended June 30, 2008.

99.4	Combined company unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2008 and for the year ended December 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2008	DG FASTCHANNEL, INC.

	By:	/s/ Omar A. Choucair
	Name:	Omar A. Choucair
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Independent Registered Public Accounting Firm

99.1	Press release, dated October 2, 2008.

99.2

Consolidated balance sheets of Enliven Marketing Technologies Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007.

99.3

Unaudited consolidated balance sheet of Enliven Marketing Technologies Corporation as of June 30, 2008 and related consolidated statements of operations for the three and six months ended June 30, 2008 and 2007 and cash flows for the six months ended June 30, 2008.

99.4	Combined company unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2008 and for the year ended December 31, 2007.